Exhibit 99.2

(b) Pro Forma Financial Information

On June 1, 2005, Micromuse Inc. (“Micromuse”) completed its acquisition of Quallaby Corporation (“Quallaby”), a privately held software company based in Lowell, Massachusetts, pursuant to an Agreement and Plan of Merger dated as of April 7, 2005, by and among Micromuse Inc., Sydney Acquisition Inc. (a subsidiary of Micromuse), and Quallaby Corporation. Subject to the terms of the merger agreement, the purchase price was $33 million in cash. Micromuse also assumed and converted outstanding options to purchase Quallaby common stock into options to acquire approximately 1.6 million shares of Micromuse common stock. These Micromuse options and underlying shares were granted under the existing Micromuse 1997 Stock Option/Stock Issuance Plan.

The following unaudited pro forma financial statements present the acquisition of Quallaby by Micromuse accounted for using the purchase method of accounting. The unaudited pro forma financial statements are based on historical financial statements and the notes thereto of Micromuse in its annual report on Form 10-K for the year ended September 30, 2004 and its quarterly report on Form 10-Q for the nine months ended June 30, 2005 and the historical financial statements of Quallaby filed as part of this Form 8-K/A.

The unaudited pro forma condensed statements of operations combine Micromuse’s historical condensed statements of operations for the year ended September 30, 2004 and the nine months ended June 30, 2005 with Quallaby’s consolidated historical statement of operations for year ended September 30, 2004 and nine months ended June 30, 2005, respectively giving pro forma effect to the acquisition of Quallaby, as if the business combination had occurred at the beginning of the year ended September 30, 2004. All material adjustments to reflect the acquisition are set forth in the column “Pro Forma Adjustments.”

The pro forma adjustments are based on management’s estimates of the value of the tangible and intangible assets acquired. The adjustments also assume no adjustment of the cash portion of the purchase price. The actual adjustments may differ materially from those presented in these pro forma financial statements. Management has finalized its estimate of the value of intangible assets acquired based on valuation analysis performed by a valuation services firm.

The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results of operations or financial position that actually would have been realized had Micromuse and Quallaby been combined during the specific periods. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and the historical consolidated financial statements of Micromuse and the financial statements of Quallaby contained herein, including the notes thereto. The accompanying unaudited pro forma condensed combined financial statements are presented in accordance with Article 11 of Regulation S-X.

MICROMUSE INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine Months Ended June 30, 2005

(in thousands, except per share amounts)

(UNAUDITED)

	Micromuse	Quallaby	Pro forma adjustments	Note 3	Pro Forma
Revenues:
License	$56,981	1,684			$58,665
Maintenance and services	59,061	1,621			60,682

Total revenues	116,042	3,305			119,347
Cost of revenues:
License	5,035	87			5,122
Maintenance and services	10,824	3,420			14,244
Amortization of developed technology	3,214	—	1,162	a	4,376
Amortization of deferred stock compensation	24				24

Total cost of revenues	19,097	3,507			23,766

Gross profit (loss)	96,945	(202)			95,581

Operating Expenses:
Sales and Marketing	46,224	4,184			50,408
Research and Development	23,990	4,066			28,056
General and administrative	20,456	1,547			22,003
Stock based compensation and amortization of deferred stock compensation	903	—			903
Write-off of in-process research and development	2,200				2,200
Restatement and related litigation costs	447	—			447
Litigation settlement expense	10,900				10,900
Amortization of other intangible assets	461	—	600	a	1,061
Restructuring costs (recoveries)	(281)	—			(281)

Total operating expenses	105,300	9,797			115,697

Loss from operations	(8,355)	(9,999)			(20,116)
Interest and other income (expense), net	3,916	(80)	(673)	b	3,163

Loss before income taxes	(4,439)	(10,079)			(16,953)
Income tax provision	1,294	17			1,311

Net income loss	$(5,733)	$(10,096)			$(18,264)

Per share data:
Basic net income (loss) per share	$(0.07)				$(0.23)
Diluted income (loss) per share	$(0.07)				$(0.23)

Weighted average shares used:
Basic net income (loss) per share	80,641				80,641
Diluted income (loss) per share	80,641				80,641

See accompanying notes to unaudited pro forma condensed combined financial statements.

MICROMUSE INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended September 30, 2004

(in thousands, except per share amounts)

(UNAUDITED)

	Micromuse	Quallaby	Pro forma adjustments	Note 3	Pro Forma
Revenues:
License	$75,996	$2,733			78,729
Maintenance and services	70,581	1,943			72,524

Total revenues	145,577	4,676			151,253

Cost of revenues:
License	5,203	81			5,284
Maintenance and services	11,983	2,422			14,405
Amortization of developed technology	5,908	—	1,550	a	7,458

Total cost of revenues	23,094	2,503			27,147

Gross profit (loss)	123,483	2,173			124,106

Operating Expenses:
Sales and Marketing	59,254	4,518			63,772
Research and Development	31,427	4,344			35,771
General and administrative	24,789	1,447			26,236
Restatement and related litigation costs	5,634	—			5,634
Amortization of other intangible assets	196	—	800	a	996
Restructuring costs	—	—			—

Total operating expenses	121,300	10,309			132,409

Income (loss) from operations	2,183	(8,136)			(8,303)
Interest and other income (expense), net	3,847	(38)	(897)	b	2,912

Income (loss) before income taxes	6,030	(8,174)			(5,391)
Income tax provision	1,642	19			1,661

Net income (loss)	$4,388	$(8,193)			$(7,052)

Per share data:
Basic net income (loss) per share	$0.06				($0.09)
Diluted income (loss) per share	$0.05				($0.09)

Weighted average shares used:
Basic net income (loss) per share	79,024				79,024
Diluted income (loss) per share	81,502		(2,478)	c	79,024

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTE 1. BASIS OF PRESENTATION

On June 1, 2005, Micromuse Inc. (“Micromuse”) completed its acquisition of Quallaby Corporation (“Quallaby”), a privately held software company based in Lowell, Massachusetts, pursuant to an Agreement and Plan of Merger dated as of April 7, 2005, by and among Micromuse Inc., Sydney Acquisition Inc. (a subsidiary of Micromuse), and Quallaby Corporation. Subject to the terms of the merger agreement, the purchase price was $33 million in cash. Micromuse also assumed and converted outstanding options to purchase Quallaby common stock into options to acquire approximately 1.6 million shares of Micromuse common stock. These Micromuse options and underlying shares were granted under the existing Micromuse 1997 Stock Option/Stock Issuance Plan.

NOTE 2. PURCHASE PRICE

Under purchase accounting, the purchase price will be allocated to assets purchased and liabilities assumed based on their relative fair values with any excess purchase consideration recorded as goodwill. The following information of the components and allocation of the purchase price is based on Micromuse’s evaluation and review of the assets acquired and liabilities assumed. The amounts and components of the purchase price along with the allocation of the purchase price are as follows (in millions):

		Estimated Useful Life
Options assumed	$5.9
Cash	33.0
Transaction costs	1.6

Total purchase price	40.5

Fair market value of liabilities assumed less tangible assets acquired, net*	$(4.2)
Intangible assets:
In-process research and development	2.2
Existing technology	5.2	4 years
Core technology	1.0	4 years
Customer contracts and relationships	1.4	4 years
Trademark	1.0	4 years
Customer relationships	1.0	5 years
Goodwill	32.9

Total intangible assets	44.7

Net assets acquired	$40.5

*	Includes $3.1 million of cash on hand.

As part of the acquisition, the Company assumed and converted options held by Quallaby employees, resulting in issuance of 1.6 million shares of the Company’s options. These options were valued at $5.9 million, and were included as part of the purchase price (in addition to the cash purchase price noted above).

valuation of the options assumed pursuant to the acquisition uses the following assumptions: 4-year term, volatility of 0.5439, annual interest rate of 3.60%, 0.00% dividend yield, and the closing price of the Company’s stock on June 1, 2005.

The value of identifiable intangible assets was determined in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Existing Technology represents the value of the existing technology for products which have been developed and reached technological feasibility. The value is calculated based on the implicit income derived from revenues for sales of existing technology. Based on the product life cycle, historical product lives, and new functionality arising from each product release, Existing Technology is estimated to have a useful life of four to five years and will be amortized on a straight line basis. Core Technology represents a combination of design methodologies, processes and trade secrets. The acquired Core

Technology represents core modular architecture that is used in the Quallaby products, both current and planned future releases. The value is calculated based on an estimate of the royalties saved because Quallaby owns the technology. Core Technology is estimated to have a useful life of four to five years, and will be amortized on a straight line basis. The value of Maintenance Agreements and Related Relationships represents the implicit income derived as a result of the fees customers pay Quallaby when customers enter into maintenance and support contracts. Based on historical attrition rates, the useful life of the Maintenance Agreements and Related Relationships is estimated to be four to five years, and will be amortized on a straight line basis. The value of the Trademark represents the estimated royalties saved because Quallaby owns the Trademark, based on an estimated royalty rate. Based on the estimated useful life of the technology, the useful life of the Trademark is estimated to be five years, and will be amortized on a straight line basis. The value of Customer Relationships represents revenue generated by Quallaby from sales of future versions of the existing product to existing customers. The value is calculated based on an estimate of the implicit income derived from this. Based on customer attrition and technology obsolescence, the useful life of Customer Relationships is estimated to be four to five years.

Micromuse identified four research projects in areas for which technological feasibility had not been established and no alternative future uses existed. These four projects represent research and development to create the next generation versions and new applications of its primary software products. Two of the four projects were approximately 11% to 15% complete, and the other two of the four projects were approximately 85% to 88% complete, as of the date of the close of the transaction. Micromuse estimates that it will cost approximately $1.2 million in additional research and development expenses to complete these four projects. The value for each of the projects was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows to their present value, and then applying a percentage of completion to the calculated value. Key assumptions utilized in determining these values include:

•	discount rate of 20 to 22%, representing the cost of capital as related to the estimated time to complete the projects and the level of risk involved;

•	the percentage of completion for the projects, determined using costs incurred prior to the acquisition date compared to the remaining research and development to be completed to bring the projects to technological feasibility.

Residual goodwill has been recorded based on the purchase price remaining after allocating the purchase price to the fair market value of assets purchased less liabilities assumed and to identifiable intangible assets. Residual goodwill arises as a result of, among other factors, future unidentified new products, new technologies and new customers as well as the implicit value of future cost savings as a result of the combining of entities. In accordance with SFAS No. 142, goodwill will not be amortized but will be tested at least annually for impairment.

NOTE 3. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The unaudited pro forma condensed combined statements of operations give effect to the acquisition as if it had occurred on October 1, 2003.

The following adjustments have been reflected in the unaudited pro forma condensed combined statements of operations for the nine months ended March 31, 2005 and year ended September 30, 2004:

a. To adjust Quallaby’s historical amortization to the amount to be recorded based on the fair values and useful lives of the identifiable intangibles recorded in the application of purchase accounting by Micromuse.

b. To reflect the loss of interest income using a 3% annual rate of return associated with the use of $31.5 million cash on hand ($33.0 million purchase price plus $1.6 million transaction costs less $3.1 million cash acquired) to fund the purchase of Quallaby.

c. To reflect the removal of common stock equivalents from weighted shares outstanding due to net loss shown on pro forma statement of operations.